U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

  MICELI                 JEROME                 F.
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   (Last)               (First)                 (Middle)

  250 PARK AVENUE SOUTH/ SUITE 200
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                                    (Street)

WINTER PARK               FL                    32789
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

   NOVEMBER, 1999

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X ]  Form filed by One Reporting Person
   [  ]  Form filed by More Than One Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

INTERNATIONAL ASSETS
HOLDING CORPORATION                                                                                                JEROME F. MICELI
                                                                                                                  ROSALIE A. MICELI
                                                                                                                    REV INTER VIVOS
COMMON                                  11/04/99       S              10,000      D       5.00      92,571    I    TRUST
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INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON                                  11/08/99       X              33,000      A       1.364     33,000    D

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INTERNATIONAL ASSETS                                                                                              JEROME F. MICELI
HOLDING CORPORATION                                                                                               ROSALIE A. MICELI
COMMON                                  11/10/99       S              10,000      D       5.125     82,571    I   REV INTER VIVOS
                                                                                                                   TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                                                                                                ROSALIE A. MICELI
COMMON                                  11/19/99       S               10,000     D        6.00     72,571     I   REV INTER VIVOS
                                                                                                                     TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                                                                                                ROSALIE A. MICELI
COMMON                                  11/23/99       G                 1,000    D        6.438    71,571     I   REV INTER VIVOS
                                                                                                                   TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                                                                                                ROSALIE A. MICELI
COMMON                                  11/30/99       S                10,000    D        6.00     61,571     I   REV INTER VIVOS
                                                                                                                    TRUST
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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STOCK OPTION       2.066                                     12/28/96 02/10/00 COMMON   15,400            15,400     D
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STOCK OPTION       4.215                                      1/23/95 02/10/00 COMMON   44,000            59,400     D
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STOCK OPTION       1.364     11/08/99   X             33,000 11/02/99 02/10/00 COMMON        0            59,400     D
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
Explanation of Responses: RETIRED AS PRESIDENT DUE TO HEALTH CONSIDERATIONS.
                          VESTED OPTIONS MUST BE EXERCISED WITHIN 90 DAYS OF TERMINATION.




/S/ JEROME F. MICELI                                             11/08/99
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


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